Exhibit 10.1

EQUITY PURCHASE AGREEMENT

BY AND AMONG

COMUNICACIONES NEXTEL DE MEXICO, S.A. DE C.V.

AND

SERVICIOS NII, S.A. DE C.V.

AND

AMERICA ONLINE LATIN AMERICA, INC.

AND

LATIN AMERICA QUOTAHOLDER, LLC

AND

AOL MEXICO, S. DE R.L. DE C.V.

Dated as of April 25, 2005

EQUITY PURCHASE AGREEMENT

     This EQUITY PURCHASE AGREEMENT, dated as of April 25, 2005, is entered into by and among AMERICA ONLINE LATIN AMERICA, INC. (“AOLA”), a Delaware corporation and LATIN AMERICA QUOTAHOLDER, LLC (“AOLA Quotaholder”), a Delaware limited liability company (each, a “Seller” and collectively, the “Sellers”); AOL MEXICO, S. DE R.L. DE C.V. (the “Company”), a sociedad de responsabilidad limitada de capital variable organized and existing under the laws of Mexico; COMUNICACIONES NEXTEL DE MéXICO, S.A. DE C.V. (“Comunicaciones Nextel”), a sociedad anónima de capital variable organized and existing under the laws of Mexico; and SERVICIOS NII, S.A. DE C.V. (“Servicios”), a sociedad anónima de capital variable organized and existing under the laws of Mexico (each, a “Purchaser” and collectively, the “Purchasers”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 10.

RECITALS

     A. The Sellers own all of the outstanding equity interests of the Company.

     B. The Purchasers desire to purchase and acquire from each Seller, and each Seller desires to sell and transfer to the Purchasers, the Company Equity Interests (as defined in Section 2.3(a)) owned by such Seller at the Closing (as defined in Section 1.2), which in the aggregate will constitute all of the outstanding Company Equity Interests at such time, for the consideration, and upon the terms and subject to the conditions set forth in this Agreement and the related documents to be executed and delivered in connection herewith (the “Acquisition”).

     C. The Company, the Sellers and the Purchasers desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition.

     NOW, THEREFORE, in consideration of the covenants, representations and warranties set forth herein, intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1
THE ACQUISITION

     1.1 The Acquisition. Upon the terms and subject to the conditions set forth in this Agreement and upon the representations and warranties made herein by each of the parties to the other, on the Closing Date, the Purchasers shall purchase and acquire from the Sellers, and the Sellers shall sell and transfer to the Purchasers, all of the Company Equity Interests outstanding immediately prior to the Closing as set forth in Section 1.1 of the disclosure schedule of the Company dated the date hereof and delivered herewith (the “Company Disclosure Schedule”) in exchange for the Acquisition Consideration (as defined in Section 1.3). The Company Equity Interest owned by AOLA shall be sold and transferred to Comunicaciones Nextel, and the Company Equity Interest owned by AOL Quotaholder shall be sold and transferred to Servicios.

Immediately following the Closing, the Purchasers shall own all of the outstanding Company Equity Interests.

     1.2 Closing. The closing of the Acquisition (the “Closing”), shall take place on April 25, 2005; provided, however, that in the event the satisfaction or waiver of conditions set forth in Section 6.2 or Section 6.3 shall have not occurred by such date, the Closing shall take place on the first business day thereafter following satisfaction or waiver of such conditions (the date of Closing, the “Closing Date”). The Closing shall take place at the offices of Comunicaciones Nextel de Mexico S.A. de C.V., Blvd. Manuel Avila Camacho No. 36 Piso 9, Colonia Lomas de Chapultepec, C.P. 11000, Mexico, D.F., unless another place or time is agreed to by the Purchasers and the Sellers.

     1.3 Acquisition Consideration. Upon the terms and subject to the conditions set forth in this Agreement and upon the representations, warranties, covenants and agreements of the Company and the Sellers contained herein, and in exchange for all of the Company Equity Interests outstanding immediately prior to the Closing, the Purchasers shall at the Closing pay to the Sellers, by wire transfer of immediately available funds to an account or accounts specified by the Sellers to the Purchasers prior to the Closing, the amount (the “Acquisition Consideration”) of ONE HUNDRED FIFTY FIVE MILLION EIGHT HUNDRED EIGHTEEN THOUSAND THREE HUNDRED FIFTY MEXICAN PESOS (Mxp$155’818,350.00), free and clear of any withholding or other retention whatsoever, payable to each Seller in the amount specified in Section 1.3 of the Company Disclosure Schedule.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND SELLERS

     The Company and each Seller hereby jointly and severally represent and warrant to the Purchasers as follows:

     2.1 Organization and Qualification. The Company is a sociedad de responsabilidad limitada de capital variable (limited liability company with a variable legal capital) duly organized and validly existing under the Laws of Mexico, and has full power and authority to conduct its business as now conducted and to own, use, license and lease its Assets. The Company is not required to be, and is not, qualified, licensed or admitted to do business in any jurisdiction other than Mexico.

     2.2 Authority Relative to this Agreement. The Company has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, and the performance by the Company of its obligations hereunder, have been duly and validly authorized by all necessary action of the partners of the Company, and no other action on the part of the board of managers or the partners of the Company is required to authorize the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

     2.3 Equity Interests.

          (a) As of the Closing, the equity of the Company will consist of two (2) equity interests with a total value of Mxp$1’583,249,234.00 (the “Company Equity Interests”), all of which are outstanding. The outstanding Company Equity Interests are fully paid, have been recorded in compliance with all applicable Laws, and are owned beneficially and of record by the Sellers. The Equity Interests are not assessable by the Company or any creditor of the Company.

          (b) Section 2.3(b) of the Company Disclosure Schedule lists the name and address of each Seller, and the total value of outstanding Company Equity Interests owned of record and/or beneficially by each such Seller as of the execution of this Agreement.

          (c) No Company Equity Interest has been acquired subject to a repurchase option or buy-back agreement on the part of the Company.

          (d) There are no outstanding Equity Equivalents or agreements, arrangements or understandings to which the Company is a party (written or oral) to issue any Company Options. There is no equity plan of the Company pursuant to which Company Options have been issued or are available for issuance.

          (e) Other than each Seller’s rights under the Company’s organizational documents and except for rights provided by Law, which rights will be waived at or prior to the Closing, there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Company Equity Interests created by statute, the certificate of incorporation or bylaws (estatutos sociales) (or similar organizational documents) of the Company, or any agreement or other arrangement to which the Company is a party (written or oral) or to which it is bound and there are no agreements, arrangements or understandings to which the Company is a party (written or oral) pursuant to which the Company has the right to elect to satisfy any Liability by issuing Company Equity Interests or Equity Equivalents.

          (f) The Company is not a party or subject to any agreement or understanding, and there is no agreement, arrangement or understanding between or among any Persons which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability with respect to the Company Equity Interests, including any voting trust agreement or proxy other than any relating to the Sellers’ directors, stockholders or debt holders. No debt securities of the Company are outstanding as of the date hereof.

     2.4 Subsidiaries. The Company does not (and prior to the Closing will not) hold any equity, membership, partnership, joint venture or other ownership interest in any Person.

     2.5 Managers and Officers. The name of each member of the Board of Managers and the office or offices with the Company held by each such member, in each case as of the date hereof, are listed on Section 2.5 of the Company Disclosure Schedule.

     2.6 No Conflicts. The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby do not and will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws (estatutos sociales) (or similar organizational documents) of the Company;

          (b) conflict with or result in a violation or breach of any Law or Order applicable to the Company or any of the Acquired Assets, except where such violation or breach would not have a Material Adverse Effect on the Company; or

          (c) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person (except for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable Mexican state or federal securities laws).

     2.7 Company Financial Statements. Section 2.7 of the Company Disclosure Schedule sets forth (i) the audited consolidated balance sheets of the Company as of December 31, 2003, 2002, 2001 and 2000; (ii) the related audited consolidated statements of operations and statements of cash flows for such fiscal years ended December 31, 2003, 2002 and 2001, and for the period from inception to December 31, 2000; (iii) the unaudited consolidated balance sheet of the Company as of December 31, 2004; and (iv) the related unaudited consolidated statement of operations and statement of cash flows for the fiscal year ended December 31, 2004 (collectively, the “Company Financials”). All of the Company Financials (i) have been prepared in accordance with GAAP, applied on a consistent basis, (ii) are complete, (iii) are in accordance with the Books and Records of the Company and (iv) present fairly, in all material respects, the financial condition and operating results of the Company as of the dates and for the periods indicated therein.

     2.8 Partners Registry, Minute Books and Capital Variations Books; Organizational Documents. Copies of or access to the partners registry, minute books and capital variations books of the Company, including evidence of the creation of the Company Equity Interests, (a) have been provided to the Purchasers or their counsel prior to the execution of this Agreement, and (b) are complete and correct in all material respects. Such minute books contain a true and complete record of all meetings and all written consents in lieu of meetings that should be recorded in the corresponding minute books of the Company pursuant to applicable Laws and the

Company’s organizational documents, including all meetings and written consents of the managers, partners or members and committees of the board of managers of the Company, as the case may be, from the applicable date of the incorporation until the date hereof. The Company has, prior to the execution of this Agreement, made available to the Purchasers or their counsel true and complete copies of the certificate of incorporation and bylaws (estatutos sociales) (or similar organizational documents) of the Company each as amended through the date hereof. The Company is not in violation of any provisions of its certificate of incorporation or bylaws (estatutos sociales) (or similar organizational documents).

     2.9 Absence of Changes. Since December 31, 2004 (the “Company Financials Date”), there has not been any occurrence or event which, individually or in the aggregate, has had or is reasonably expected to have any Material Adverse Effect on the Company.

     2.10 No Undisclosed Liabilities. Except (i) as reflected or reserved against in the Company Financials (including, without limitation, the notes thereto), or (ii) as disclosed in Section 2.10 of the Company Disclosure Schedule, there are no Liabilities of the Company affecting any of the Acquired Assets (other than Liabilities incurred in the ordinary course of business consistent with past practice since the Company Financials Date which are not the result of willful misconduct (dolo) or breach of contract).

     2.11 Taxes.

          (a) The Company has filed all Tax Returns required to be filed through the date hereof. All such Tax Returns were true, correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid except for Taxes not yet due. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by any Governmental or Regulatory Authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no security interests on any of the Assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

          (b) There is no dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any Governmental or Regulatory Authority in writing or (ii) as to which the Company has knowledge based upon contact with any agent of any such Governmental or Regulatory Authority. The Company has made available to the Purchasers true, correct and complete copies of all Mexican federal income Tax Returns filed, formal Tax opinions and examination reports received, and statements of deficiencies assessed against or agreed to, by or on behalf of the Company since inception.

          (c) The Company has never waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, other than an extension of time resulting from the filing of a supplementary tax return.

          (d) The Company is not a party to or bound by (nor will it prior to the Closing become a party to or be bound by) any Tax indemnity, Tax allocation, Tax sharing or gain recognition agreement (whether written, unwritten or arising under operation of any applicable Law as a result of being a member of a group filing consolidated Tax Returns or other unitary group (other than a group the common parent of which was the Company or a Seller), or under comparable Laws of other states or foreign jurisdictions).

          (e) The Company does not have any Liability for the Taxes of any Person, other than the Company, and other than as a result of being a member of a group filing consolidated Tax Returns or other unitary group the common parent of which is AOLA. All moneys required to be withheld by the Company from its employees for income Taxes and other payroll Taxes have been collected or withheld, and either paid to the respective Governmental or Regulatory Authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Company. The charges, accruals and reserves with respect to Taxes on the books of the Company are adequate or are at least equal to the Tax liability of the Company.

          (f) As of the date hereof the Company has, and as of the Closing Date the Company will have, Tax Credits in an amount not less than Mxp$1,700’000,000, based on current Tax rates and current Tax law. Documentation evidencing such Tax Credits as of the date hereof (including evidence of any arrangements between the Company and any Seller or any Affiliate of any Seller that resulted in payments or transfers giving rise to any Tax Credits) has been delivered or made available to the Purchasers. As of the date hereof, there are no Actions or Proceedings pending or, to the knowledge of the Sellers and/or the Company, threatened against or affecting the Company with respect to the determination of such Tax Credits. Neither the Company nor any Seller has, at any time prior to the Closing Date, entered into any corporate reorganization, corporate restructuring or any other transaction with the primary purpose of improving or increasing the Company’s Tax Credits. Neither the Company nor any Seller has entered into any agreements, understandings or arrangements with any Person that would result in or give to such Person any right of termination, cancellation, acceleration or modification in or with respect to, or result in the loss of any material benefit under or with respect to, any of the Tax Credits. Notwithstanding the representation in this Section 2.11(f), neither the Company nor the Sellers make any representation or warranty to the Purchasers regarding the ability of the Company or any Purchaser to utilize, or the circumstances under which the Company or any Purchaser will be able to utilize, the Tax Credits.

     2.12 Legal Proceedings. Section 2.12 of the Company Disclosure Schedule sets forth all Actions or Proceedings against or affecting, or, to the knowledge of the Company, threatened against, the Company or any of its Assets as of the date hereof, except those which individually or in the aggregate are not material. As of the Closing, the Company will not have any Liability for Actions or Proceedings previously settled by the Company. Except as set forth in Section 2.12 of the Company Disclosure Schedule, as of the date of this Agreement:

          (a) there are no Actions or Proceedings pending or, to the knowledge of the Company, threatened against or adversely affecting the Company or any of the Acquired Assets;

          (b) there are no facts or circumstances known to the Company that could reasonably be expected to give rise to any Action or Proceeding against or adversely affecting the Company or any of its Assets;

          (c) the Company has not received notice, and does not otherwise have knowledge of, any Orders outstanding against the Company; and

          (d) to the knowledge of the Sellers and the Company, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any Action or Proceeding against the Company.

     2.13 Compliance with Laws and Orders. The Company is not currently in default or violation in any material respect under any Law or Order applicable to the Company or any of its Assets.

     2.14 Reserved.

     2.15 Real Property. The Company does not own, lease, utilize or operate any real property.

     2.16 Company Assets. The Company owns only the Assets described on Section 2.16 of the Company Disclosure Schedule (the “Acquired Assets”). All such Acquired Assets (including equipment) are free and clear of all Liens. The Sellers make no representation or warranty with respect to the condition or suitability of the Acquired Assets. The Purchasers accept the Acquired Assets in an “as is, where is” condition.

     2.17 Contracts. The Company is not a party to any Contract (including any collective bargaining or comparable agreement) other than the Contracts listed on Section 2.17 of the Company Disclosure Schedule.

     2.18 Customer Information. The Acquired Assets will include, to the extent in the Company’s records, the names, billing addresses, e-mail addresses, tenure of membership and standing of all of the Company’s customers as of January 31, 2005 (the “Customer Information”). To the knowledge of the Company, such information will be correct and complete in all material respects as of January 31, 2005. The Purchasers acknowledge that the Company does not own the Customer Information. After the Closing, the Company and the Purchasers will have only the limited rights to use the Customer Information as described in Section 5.13.

     2.19 Accounts Receivable. The Acquired Assets will include the accounts receivable of the Company that were ten months or more past due as of January 31, 2005 as contained on the compact disc delivered herewith at the Closing (the “Accounts Receivable”). To the Company’s knowledge, such accounts receivable have arisen from bona fide sales transactions and are not subject to any valid set-off or counterclaim. The Sellers make no representation or warranty as to collectability of any of such accounts receivable.

     2.20 Other Negotiations; Brokers; Third-Party Expenses. Neither the Company nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Company (a) has entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or (b) has entered into any Contract or arrangement with any Person regarding any transaction involving the Company which is likely to result in the Purchasers, the Company, or any general partner, limited partner, manager, officer, director, employee, agent or Affiliate of any of them being subject to any claim for liability to said Person as a result of entering into this Agreement or consummating the transactions contemplated hereby. No broker, investment banker, financial advisor or other Person is or will be entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of the Company.

     2.21 Banks and Brokerage Accounts. If the Company possesses any bank or brokerage accounts as of the Closing, the Sellers will provide the Purchasers at the Closing with (a) a true and complete list of the names and locations of each related bank, trust company, securities broker and other financial institution at which such account is maintained, (b) a true and complete list and description of each such account, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto and (c) a list of each related Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, and any stock or bond powers or other authority for transfer granted with respect thereto.

     2.22 Corrupt Practices. Neither the Company, nor any agent, employee or other Person acting on behalf of the Company, has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of any applicable Law regarding corrupt practices, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

     2.23 Approvals.

          (a) There are no material Approvals of Governmental or Regulatory Authorities known to the Company relating to the business conducted by the Company which are required to be given to or obtained by the Company from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement.

          (b) Section 2.23(b) of the Company Disclosure Schedule contains a list of all material Approvals which are required to be given to or obtained by the Company from any and all Persons other than Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement.

          (c) Except as set forth in Section 2.23(c) of the Company Disclosure Schedule, the Company has obtained all Approvals from Governmental or Regulatory Authorities necessary to own the Acquired Assets prior to Closing. All material Approvals from Governmental or Regulatory Authorities necessary to own the Acquired Assets prior to the Closing are set forth in Section 2.23(c) of the Company Disclosure Schedule.

          (d) No event has occurred or circumstance exists which (with or without notice or lapse of time) (i) may reasonably be expected to constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Approval, or (ii) may reasonably be expected to give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

          (e) The Company has not received any notice or other communication (whether oral or written) from any Governmental or Regulatory Authority or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any material Approval, or (ii) any actual, alleged, possible, or potential material obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. The Company has not been notified of any cancellation of the terms and requirements of any material Approval.

     2.24 Employees. The Company does not have any employees and is not a party to any collective bargaining agreement or other labor agreements. The Company does not owe any current, future or contingent amounts to any former employee by reason of the labor relationship or its termination by any reason whatsoever, except as otherwise provided under applicable labor law in Mexico. The Company does not have any Plans or any current, future or contingent Liabilities to any Person arising out of any Plan.

ARTICLE 2A
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     Each Seller hereby represents and warrants to the Purchasers as follows:

     2A.1 Ownership of Company Equity Interests. Such Seller owns of record and beneficially one outstanding Company Equity Interest set forth opposite its name on Sections 1.1 and 2.3(b) of the Company Disclosure Schedule. Such Equity Interest is, and when transferred by such Seller to the Purchasers pursuant to this Agreement will be, duly authorized, fully paid, and free and clear of any and all Liens.

     2A.2 Authority Relative to this Agreement. Such Seller has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by such Seller and, assuming the due authorization, execution and delivery hereof by, and enforceability against, the Purchasers, constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. No Approvals are required to be obtained by such Seller from any Governmental or Regulatory Authorities or any other Person in connection with the consummation of the transactions contemplated by this Agreement other than any that have been obtained by the Sellers or the Company prior to their consummation.

     2A.3 No Conflicts. The execution and delivery by such Seller of this Agreement does not, and the performance by such Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby do not:

          (a) conflict with or result in a violation or breach of any Law or Order applicable to such Seller; or

          (b) (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require such Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of such Seller’s Assets under or (vii) result in the loss of any material benefit under, any of the terms, conditions or provisions of any material Contract to which such Seller is a party or by which any of such Seller’s Assets is bound.

     2A.4 Finder’s Fee. Such Seller has not incurred or become liable for, nor will incur or become liable for, any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

     2A.5 Agreements. There are no agreements or arrangements not contained herein or disclosed in the Company Disclosure Schedule, to which such Seller is a party relating to the business of the Company or to such Seller’s rights and obligations as an equity holder of the Company other than the organizational documents relating to the Company or the Sellers, agreements among the Sellers and their respective shareholders and “regional” agreements to which a Seller is a party relating to the business of the Company and other Seller Affiliates.

     2A.6 No Fraudulent Conveyance. To the best of each Seller’s knowledge after due inquiry, the Acquisition Consideration to be received by each Seller in exchange for its Company Equity Interest represents reasonably equivalent value for such Company Equity Interest being sold. The Acquisition Consideration was determined through arm’s length negotiations between the parties. The transfer of such Seller’s Company Equity Interest to the Purchasers will not constitute a transfer of property in connection with any preexisting indebtedness owed by such

Seller to either of the Purchasers. Such Seller is not transferring its Company Equity Interest to the Purchasers with the actual intent to hinder, delay or defraud any of its creditors. Such Seller’s transfer of its Company Equity Interest to the Purchasers constitutes a practical and reasonable course of action designed to improve the financial condition of such Seller without impairing the rights of its creditors.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

     Each Purchaser represents and warrants to the Company and the Sellers, as follows:

     3.1 Organization and Qualification. Such Purchaser is duly organized and validly existing under the Laws of Mexico. Such Purchaser has full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use and lease its Assets. Such Purchaser is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Material Adverse Effect on such Purchaser.

     3.2 Authority Relative to this Agreement. Such Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Purchaser of this Agreement and the consummation by such Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of such Purchaser, and no other corporate action on the part of such Purchaser is required to authorize the execution, delivery and performance of this Agreement and the consummation by such Purchaser of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Purchaser and, assuming the due authorization, execution and delivery hereof by the Company and the Sellers, constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

     3.3 No Conflicts. The execution and delivery by such Purchaser of this Agreement does not, and the performance by such Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a violation or breach of any Law or Order applicable to such Purchaser, except where such violation or breach would not have a Material Adverse Effect on such Purchaser.

     3.4 Brokers. No broker, investment banker, financial advisor or other Person is or will be entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of any Purchaser.

     3.5 Approvals. There are no material Approvals of Governmental or Regulatory Authorities known to the Purchasers which are required to be given to or obtained by the Purchaser from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement.

     3.6 Financial Condition of AOLA and its Subsidiaries. Sellers and the Company make no representation or warranty as to the financial condition of AOLA and its Subsidiaries except as provided in this Agreement, and such Purchaser acknowledges the disclosures concerning the financial condition of AOLA and its Subsidiaries contained in AOLA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the Securities and Exchange Commission on March 31, 2005.

ARTICLE 4
CONDUCT PRIOR TO THE CLOSING

     4.1 Conduct of Business of the Company. During the period from the date hereof through the Closing Date, the Sellers shall cause the Company to engage only in those activities (a) that constitute operations in the ordinary course of business or (b) that are otherwise permitted or contemplated by this Agreement. Neither the Company nor any Seller shall, without the prior written consent of the Purchasers, take or agree in writing or otherwise to take, any action that would prevent the Company or any Seller from performing, or cause the Company or any Seller not to perform, its agreements and covenants hereunder or knowingly cause any condition to the closing obligations of the Purchasers in Section 6.1 or Section 6.3 not to be satisfied.

ARTICLE 5
ADDITIONAL AGREEMENTS

     5.1 Access to Information. Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement, upon reasonable notice, the Company shall (i) give the Purchasers and its officers, appropriate employees, accountants, and counsel full access, upon reasonable prior notice during normal business hours, to all Books and Records of the Company, whether located on the premises of the Company or at another location; and (ii) furnish the Purchasers such financial data and other information with respect to the Acquired Assets as the Purchasers from time to time may reasonably request, including financial statements and schedules; provided, however, that no investigation made prior to the date of this Agreement or made pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty made by the Company herein.

     5.2 Confidentiality. Each party (the “Receiving Party”) acknowledges that the Confidential Information of the other party (the “Disclosing Party”) constitutes valuable assets and trade secrets of the Disclosing Party and its Affiliates, has not been published and is protected by civil and criminal law, and that the use and disclosure thereof must be carefully and continuously controlled. Accordingly, during the term of this Agreement and at all times thereafter, Receiving Party, agrees that it will: (i) use the Confidential Information only for the purpose(s) permitted under this Agreement; (ii) hold the Confidential Information in strict confidence and will use commercially reasonable best efforts to protect the Confidential Information and/or Proprietary Information from any use, reproduction, publication, disclosure, or distribution except as specifically authorized by this Agreement; (iii) not sell, lease, assign, transfer, distribute, license, disclose or otherwise make available any Confidential Information of Disclosing Party to third parties, except as authorized by this Agreement; (iv) honor, reproduce and include the copyright notice, trademark notice, and other proprietary notices (in the form specified by the Disclosing Party) on all copies, in any form, including partial copies and excerpts, of the Confidential Information. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information pursuant to a requirement of a Governmental or Regulatory Authority or in connection with judicial proceedings between the parties, provided, however, that prior to any such disclosure, the Receiving Party shall have given to the Disclosing Party prior notice of any proposed disclosure and a reasonable opportunity to interpose an objection or obtain a protective order, unless such notice is forbidden by law. In addition, each Seller may disclose the terms and conditions, and provide a copy, of this Agreement to potential purchasers of the business of such Seller or one or more of its Subsidiaries provided such potential purchasers have executed an agreement not to disclose the information provided except as necessary to evaluate and consummate a purchase of the business of such Seller or one or more of its Subsidiaries. Upon termination of this Agreement, the Receiving Party shall promptly return to the Disclosing Party all Confidential Information of the Disclosing Party or shall promptly deliver a certificate of the Receiving Party certifying that all such Confidential Information has been destroyed. The Receiving Party’s obligations with respect to the Confidential Information shall survive for three (3) years following the date of termination of this Agreement.

     5.3 Expenses. All fees and expenses incurred by the Company prior to the Closing and all fees and expenses incurred by any of the Sellers in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting, success and all other fees and expenses of third parties (the “Company Expenses”) shall be the joint and several obligation of the Sellers (and not of the Company). All fees and expenses incurred by the Company after the Closing, if not paid by the Company, and the Purchasers in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, shall be the joint and several obligation of the Purchasers.

     5.4 Public Disclosure. Unless otherwise required by applicable Law, no party to this Agreement shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other parties hereto; provided, however, that (i) the parties hereto may make any public disclosure they believe, in good faith, is required under the rules and regulations of the Securities and Exchange Commission and Form 8-K

promulgated pursuant thereto, and (ii) if the Closing occurs as provided herein on or prior to April 28, 2005, the Purchasers shall be permitted to publicly announce the completion of the Acquisition and the terms thereof in conjunction with the quarterly earnings announcement of NII Holdings, Inc. on or about April 29, 2005.

     5.5 Notices and Approvals. The Company, the Sellers and the Purchasers will use all reasonable efforts to obtain all Approvals from Governmental or Regulatory Authorities or in connection with the termination of any of the Contracts or other agreements as may be required in connection with the transactions contemplated hereby, and each party shall provide the other with such assistance and information as is reasonably required to obtain such Approvals.

     5.6 Notification of Certain Matters. The Company, each Seller, or each Purchaser, as applicable, shall give prompt notice to the other parties to this Agreement of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such notifying party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any failure of such notifying party to comply in any material respect with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect any remedies available to the parties to this Agreement.

     5.7 Further Assurances; Cooperation. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. Each party agrees to use reasonable efforts to cause the conditions set forth in Article 6 to be satisfied, where the satisfaction of such conditions depends on action or forbearance from action by such party.

     5.8 Resignation of Managers and Officers. The Company and the Sellers shall obtain and deliver to the Purchasers at the Closing the resignation of each board member and officer of the Company listed in Section 2.5 of the Company Disclosure Schedule from their positions as officers or members of the board of managers of the Company.

     5.9 Audited Financial Statements; Company’s Auditors. Between the date hereof and the Closing, the Company shall cause its management and shall use all reasonable efforts to cause its independent accountants to facilitate on a timely basis the review of any Company audit or review work papers, including the examination of selected interim financial statements and data as may be reasonably requested by the Purchasers.

     5.10 Delivery of Partners Registry, Minute Books and Capital Variations Books of the Company. The Company shall deliver its partners registry, minute books and capital variations books to the Purchasers at the Closing. The Company shall have the right to retain copies of its partners registry, minute books and capital variations books.

     5.11 Certain Tax Matters. The following provisions shall govern the allocation of responsibility as between the Purchasers and the Sellers for certain tax matters following the Closing:

          (a) Cooperation on Tax Matters.

               (i) The Purchasers, the Company and each Seller shall cooperate and make commercially reasonable efforts, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns for all periods that begin before the Closing and any audit, litigation or other Action or Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Action or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Purchaser shall cause the Company to (A) retain all Books and Records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing until the expiration of the statute of limitations (and, to the extent notified by the Purchasers or any Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) give the Sellers reasonable written notice prior to transferring, destroying or discarding any such Books and Records and, if the Sellers so request, the Company and each of the Purchasers, as the case may be, shall allow the Sellers to take possession of such Books and Records.

               (ii) For a period ending on the fifth anniversary of the Closing Date, the Purchasers and each Seller shall, upon request, use commercially reasonable efforts to obtain any certificate or other document from any Governmental or Regulatory Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including without limitation any Tax with respect to the transactions contemplated hereby).

               (iii) The Purchasers and each Seller shall, upon request, provide the other party with all information that either party may be required to report pursuant to applicable law.

          (b) Tax Period Ending on or before Closing. The Sellers shall prepare or cause to be prepared, and file or cause to be filed, all income Tax Returns for the Company for all periods ending on or prior to the Closing that are scheduled to be filed after the Closing. Upon Seller’s reasonable request detailing the documentation needed, the Purchasers shall provide the Sellers with access during normal business hours to the Company’s specific Books and Records to permit Sellers to prepare such Tax Returns.

          (c) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by the party legally responsible therefor when due, and such party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, and, if required by applicable Law, each of the Purchasers and the Company will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

     5.12 Releases. At Closing, each of the Sellers covenants and agrees to deliver to the Company, and shall cause each of the persons identified on Section 2.5 of the Company Disclosure Schedule to deliver, a release (each a “Release”) in the form of Exhibit A hereto.

     5.13 Use of Customer Information. The Purchasers covenant and agree, for and on behalf of themselves and the Company, that the Customer Information shall be used by the Purchasers and their respective Affiliates exclusively to market, solicit and offer their integrated wireless telecommunications services, including “Push to Talk” and Nextel Online services. Without limiting the foregoing, the Purchasers and the Company (after the Closing) shall not use the Customer Information, either alone or with third parties, in connection with the marketing or sale of any one or more of the following: (i) online or Internet connectivity services (e.g., services typically performed by an online or Internet service provider); or (ii) an interactive site or service providing interactive content (or navigation thereto). The Purchasers and the Company covenant and agree that they shall not disclose or transfer to any Person the Customer Information, nor the source of the Customer Information, or otherwise refer to any of the Sellers or their Affiliates in relation to the Customer Information.

     5.14 Company Name Change. If not completed prior to the Closing, within thirty (30) days after the Closing, the Purchasers shall take all such action as may be necessary to cause the name of the Company to be changed to “NEXTEL MEXICO, S. DE R.L. DE C.V.” or any other name approved by the Mexican Ministry of Foreign Affairs (Secretaría de Relaciones Exteriores). Neither such name nor any other names used by the Company or the Purchasers at any time after the Closing shall include any proprietary trade names or legal names (or names similar thereto) of Time Warner Inc. or its Subsidiaries. The Company shall provide the Sellers with evidence of such name change as soon as practicable following the effectiveness thereof. From and after the effective date of such name change, the Purchasers shall take all such action as may be reasonably necessary, appropriate or advisable to ensure that the Company is identified only by its new name.

     5.15 Remittance of Payments. The Purchasers and the Company (after the Closing) shall be jointly and severally obligated to promptly pay to the Sellers any amounts received by the Company or the Purchasers or any of their respective Affiliates after the Closing for any services provided by the Company prior to the Closing, except for any amounts received by the Company or the Purchasers under the Accounts Receivable.

     5.16 Remaining Litigation. The parties agree that the parties’ rights, liabilities and obligations pertaining to the Remaining Litigation shall be governed by the Agency Agreement attached hereto as Exhibit B (the “Agency Agreement”). Pursuant to the Agency Agreement, all amounts, if any, received by the Company or the Purchasers or any of their respective Affiliates in respect of the Remaining Litigation (including the tax appeals listed in Section 5.16 of the Company Disclosure Schedule) shall be held in trust by the Company for the benefit of the Sellers and, subject in all respects to Section 7.6, promptly remitted to the Sellers pursuant to the written instructions of the Sellers to that effect. Any payment remitted to the Sellers pursuant to this Section 5.16 shall be treated by the parties as an adjustment to the Acquisition Consideration for all Tax purposes. At the Closing, the Company shall enter into the Agency Agreement and a related Power of Attorney with the Sellers pursuant to which the Company shall irrevocably appoint the Sellers or the Sellers’ designee as its representative to appear before any Governmental or Regulatory Authorities or third parties and effect any and all actions that may be deemed required, at the Sellers’ sole discretion, with respect to the Remaining Litigation. Notwithstanding anything to the contrary in this Agreement or in the Agency Agreement, the Sellers shall be jointly and severally liable for any and all Losses arising out of, in connection with or in any way related to the Remaining Litigation.

     5.17 Post-Closing Access to the Sellers. After the Closing and upon the Sellers’ reasonable request, the Purchasers and the Company shall provide the Sellers reasonable access to the Books and Records of the Company during business hours and will provide the Sellers with thirty days reasonable advance notice before destroying any such Books and Records.

ARTICLE 6
CONDITIONS TO CLOSING

     6.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) Governmental and Regulatory Approvals. The Approvals from any Governmental or Regulatory Authority listed in Section 2.23(b) of the Company Disclosure Schedule necessary for consummation of the transactions contemplated hereby shall have been obtained.

          (b) No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall be in effect.

     6.2 Additional Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by such Seller:

          (a) Representations and Warranties. The representations and warranties of the Purchasers contained in this Agreement shall be accurate in all respects as of the date of this Agreement and as of the Closing as if made on and as of the Closing (other than any such representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate as of such specified earlier date), except where the inaccuracy of one or more of such representations and warranties, individually or in the aggregate, would not have a Material Adverse Effect on the Purchasers.

          (b) Performance. The Purchasers shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Purchaser at or before the Closing, including delivery of the Acquisition Consideration pursuant to Section 1.3, in the amount and form specified in Section 1.3 of the Company Disclosure Schedule, to each Seller.

          (c) Closing Certificate. The Purchasers shall have delivered to the Sellers a certificate, dated the date of the Closing and executed by a duly authorized officer, to the effect that each of the conditions specified in Sections 6.2(a) and (b) above has been satisfied.

     6.3 Additional Conditions to the Obligations of the Purchasers. The obligations of the Purchasers to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Purchasers:

          (a) Representations and Warranties. The representations and warranties of the Company and each Seller contained in this Agreement shall be accurate in all respects as of the date of this Agreement and as of the Closing as if made on and as of the Closing (other than representations and warranties which by their express terms are made as of a specified earlier date, which shall be accurate as of such specified earlier date), except where the inaccuracy of one or more of such representations and warranties, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

          (b) Performance. The Company and each Seller shall have performed and complied with, in all material respects, each agreement, covenant or obligation required by this Agreement to be so performed or complied with by the Company or any Seller, as the case may be, at or before the Closing.

          (c) Closing Certificate. The Sellers shall have delivered to the Purchaser a certificate, dated the date of the Closing, to the effect that each of the conditions specified in Sections 6.3(a) and (b) above has been satisfied.

          (d) Recordation of Transfer. The transfer by the Sellers to the Purchasers of the Company Equity Interests shall have been properly recorded in the Books and Records of the Company.

          (e) Releases. Each of the Sellers and each of the persons listed on Section 2.5 of the Company Disclosure Schedule shall have executed and delivered a Release to the Company in accordance with Section 5.12.

ARTICLE 7
SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
AGREEMENTS; INDEMNIFICATION

     7.1 Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of the Purchasers (whether or not exercised) to investigate the affairs of the Sellers or the Company (whether pursuant to Section 5.1 or otherwise) or a waiver by the Purchasers of any condition to Closing set forth in Article 6, the Purchasers shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any instrument delivered pursuant to this Agreement. The indemnification obligations of the Sellers in Section 7.2 insofar as such indemnification obligations relate to tax or labor matters shall survive the Closing and continue until the fifth (5th) anniversary of the Closing, and all of the other indemnification obligations of the Sellers in Section 7.2 and of the Purchasers and the Company in Section 7.3 shall survive the Closing and continue until the third (3rd) anniversary of the Closing (the “Expiration Date”); provided, however, that all of the representations and warranties made by the Company contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire upon the Closing. For the avoidance of doubt, each provision of Article 1 and all corresponding sections of the Company Disclosure Schedule shall survive until the satisfaction of all obligations described therein, and each provision of Article 9 and Article 10 shall survive so long as it is relevant to any other surviving provision. No Action or Proceeding may be instituted to enforce, or seek damages or other remedies with respect to the breach of any representation or warranty after the expiration of the period of survival for such representation or warranty as described above.

     7.2 Indemnification by the Sellers. After the Closing, the Purchasers, their Affiliates (including, after the Closing, the Company), and their respective officers, managers, directors, shareholders, employees, agents, successors and assigns (each a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”) shall be indemnified and held harmless by each of the Sellers, jointly and severally, for any and all Liabilities, losses, damages of any kind, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims) actually suffered or incurred by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (hereinafter, “Loss(es)”), arising out of or resulting from:

          (i) any breach of the Seller’s representations and warranties hereunder or any material misrepresentations in any instrument delivered pursuant to this Agreement at the Closing;

          (ii) any breach of any covenant or agreement required to be performed prior to the Closing by the Company or any covenant or agreement made by any of the Sellers, in each case in this Agreement or in any other instrument delivered pursuant to this Agreement at the Closing;

          (iii) breach of contract or other claims made by any party alleging to have had a contractual or other right to acquire Company Equity Interests or any of the Acquired Assets;

          (iv) any Company Expenses required to be paid by the Sellers pursuant to Section 5.3;

          (v) the Remaining Litigation;

          (vi) any and all civil (including contractual), commercial, Tax (other than income tax), labor and employment, legal and/or administrative liabilities of the Company (including any liabilities with any Affiliates of the Sellers prior to the Closing Date), and of any of its predecessors to the extent that they arise, are caused or are incurred prior to the Closing Date; or

          (vii) the diminution, impairment or reduction of the amount of the Tax Credits to an amount less than the Acquisition Consideration, in which case the extent of any such Losses shall be limited to the deficiency below the Acquisition Consideration; provided, however, that if such Losses result from knowing fraud on the part of any Seller, any such Seller shall fully indemnify the Purchasers for the entire diminution, impairment or reduction of the amount of the Tax Credits.

     7.3 Indemnification by the Purchasers and the Company. After the Closing, the Sellers, their Affiliates, and their respective officers, managers, directors, shareholders, employees, agents, successors and assigns (each a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) shall be indemnified and held harmless by each of the Purchasers and the Company, jointly and severally, for any and all Losses, arising out of or resulting from:

          (i) any and all civil (including contractual), commercial, Tax, labor and employment, legal and/or administrative liabilities of the Company, and of any of its successors to the extent that they arise, are caused or are incurred on or after the Closing Date and are not attributable to willfully negligent acts or omissions of the Sellers or the Company prior to the Closing Date;

          (ii) any breach of the Purchasers’ representations and warranties hereunder or any material misrepresentations in any instrument delivered pursuant to this Agreement at the Closing; or

          (iii) any breach of any covenant or agreement made by any of the Purchasers and any breach of any covenant or agreement of the Company required to be performed after the Closing, in each case in this Agreement or in any other instrument delivered pursuant to this Agreement at the Closing.

     7.4 Limitations on Liability.

          (a) Neither the Sellers, on the one hand, nor the Purchasers or the Company, on the other hand, shall have any obligation to indemnify any Purchaser Indemnified Party or any Seller Indemnified Party, respectively, pursuant to Section 7.2 or Section 7.3, respectively, unless and until the aggregate of all Losses suffered or incurred by all Purchaser Indemnified Parties or Seller Indemnified Parties, as applicable, which would otherwise be subject to indemnification hereunder exceeds US$100,000 (the “Threshold”), at which time such Purchaser Indemnified Parties or Seller Indemnified Parties shall be entitled to be indemnified against all Losses in excess of such amount. This limitation shall not apply to the obligation of the Sellers to indemnify the Purchasers and the Company for, and hold them harmless from, any Losses arising out of or in connection with the Remaining Litigation. Notwithstanding the foregoing, the Sellers shall have no obligation to the Purchasers or the Company with respect to Losses relating to the Tax Credits or their impairment arising from a breach of the Sellers’ or the Company’s representations, warranties or covenants, or otherwise, unless and until the value of such Tax Credits is impaired to a value of less than the Acquisition Consideration (and then only to the extent of the amount below the Acquisition Consideration), except when such impairment or diminution results from the knowing fraud of the Sellers or the Company prior to the Closing, in which case, the Sellers shall fully indemnify the Purchasers and the Company for any impairment or diminution attributable to such knowing fraud without any deduction, subject to Section 7.4(b). In addition, the Sellers shall have no indemnification obligation to the Purchasers or the Company for (i) any impairment or diminution in the value of the Tax Credits caused by any change in Tax rates or Tax Law after the Closing or any action taken by the Purchasers or the Company after the Closing, (ii) any labor claims or Liabilities of the Company arising after the Closing Date, including, without limitation, any claims for payment of amounts due for profit sharing to employees or former employees except for claims or Liabilities arising from or related to labor or employment obligations of the Company existing prior to the Closing Date or (iii) any breach of the representation contained in Section 2A.6 unless a third party attempts to unwind the transactions consummated pursuant to this Agreement based on such transactions resulting in a fraudulent conveyance or preference transaction.

          (b) Neither the Sellers, on the one hand, nor the Purchasers or the Company, on the other hand, shall have any obligation to indemnify the Purchaser Indemnified Parties or Seller Indemnified Parties, as applicable, pursuant to Section 7.2 or Section 7.3, respectively, for aggregate Losses exceeding the Acquisition Consideration; provided, however, that this limitation shall not apply to the obligation of the Sellers to indemnify the Purchasers and the Company for, and hold them harmless from, any Losses arising out of or in connection with the Remaining Litigation.

          (c) The rights of the parties for indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Article 7, and such indemnification rights shall be the exclusive remedies of the parties subsequent to the Closing Date with respect to any matter arising under or in connection with this Agreement; provided, however, that such limitation shall not apply to any damages arising from or related to any acts of fraud committed by either party. To the maximum extent permitted by applicable Law and except as set forth in this Article 7, the parties hereto hereby waive all other rights and remedies with respect to any matter arising under or in connection with this Agreement, whether under any Law, at common law or otherwise. Except as provided in this Article 7, no claim, action or remedy shall be brought or maintained by any party hereto, or its Affiliates, successors or permitted assigns against any other party hereto, and no recourse shall be sought or granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations, warranties or covenants of any of the parties hereto set forth or contained in this Agreement.

          (d) In addition, Losses shall not under any circumstances include any consequential, punitive or exemplary damages or lost profits; provided, however, that this limitation shall not apply to consequential, punitive or exemplary damages or lost profits awarded to a third party against the Company under any of the Remaining Litigation. Any party entitled to indemnification hereunder shall take all reasonable steps to mitigate Losses upon and after becoming aware of any event that could reasonably be expected to give rise to such Losses.

     7.5 Notice; Payment of Losses; Defense of Claims. For purposes of this Section 7.5, the term “Indemnifying Party” shall include any Seller with respect to matters arising under Section 7.2 or any Purchaser or the Company (post-closing) with respect to matters arising under Section 7.3, and the term “Indemnified Party” shall include any Purchaser Indemnified Party with respect to matters arising under Section 7.2 or any Seller Indemnified Party with respect to matters arising under Section 7.3.

          (a) An Indemnified Party shall give written notice to the appropriate Indemnifying Party promptly, and in any event not later than sixty (60) Business Days after assertion of any written claim by any third party (for purposes of this Section, including claims or notices by any Governmental or Regulatory Authority), specifying in reasonable detail the amount, nature and source of the claim, and including therewith copies of any notices or other documents received from third parties with respect to such claim; provided, however, that failure to give such notice shall not limit the right of an Indemnified Party to recover indemnity or reimbursement except to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnified Party shall also provide the Indemnifying Party with such further information concerning any such claims as the Indemnifying Party may reasonably request by written notice.

          (b) Within thirty (30) days after receiving notice of a claim for indemnification or reimbursement, the Indemnifying Party shall, by written notice to the Indemnified Party, either (1) concede or deny liability for the claim in whole or in part, or (2) in the case of a claim asserted by a third party, advise that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved. If the Indemnifying Party concedes liability in whole or in part, the Indemnifying Party shall, within twenty (20) days of such concession, pay the amount of the claim to the Indemnified Party to the extent of the liability conceded. Any such payment shall be made in immediately available funds equal to the amount of such claim so payable. As to any dispute which is not resolved in the ordinary course of business, the Parties shall first attempt in good faith to promptly resolve such dispute by negotiations between executives. Either of the Parties may initiate this procedure by delivery of written notice of the dispute (the “Dispute Notice”) to the other. Not later than 20 days after delivery of the Dispute Notice, one executive of one of the Parties shall meet with one executive of the other party at a reasonably acceptable time and place, and thereafter as such executives shall deem reasonably necessary. The executives shall exchange relevant information and endeavor to resolve the dispute. Prior to any such meeting, each Party’s executive shall advise the other as to any individuals who will attend such meeting with the executive. All negotiations pursuant to this Section 7.5(b) shall be confidential and shall be treated as compromise negotiations.

          (c) In the case of any third party claim, if within twenty (20) days after receiving the notice described in the preceding paragraph (a) the Indemnifying Party (i) gives written notice to the Indemnified Party stating that it disputes and intends to defend against such claim, liability or expense at its own cost and expense and (ii) provides reasonable assurance to such Indemnified Party that such indemnification will be paid fully and promptly if required, then counsel for the defense shall be selected by the Indemnifying Party (subject to the consent of all Indemnified Parties which consent shall not be unreasonably withheld) and all Indemnifying Parties shall not be required to make any payment with respect to such claim, liability or expense as long as the Indemnifying Party or Parties are conducting a good faith and diligent defense at their own expense; provided, however, that the assumption of defense of any such matters by the Indemnifying Party or Parties shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. If the Indemnifying Party or Parties assume such defense in accordance with the preceding sentence, they shall have the right, with the consent of such Indemnified Party or Parties, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the Indemnifying Party or Parties’ obligation to indemnify such Indemnified Party or Parties therefore will be fully satisfied by payment of money by the Indemnifying Party pursuant to a settlement which includes a complete release of such Indemnified Party or Parties. The Indemnifying Party or Parties shall keep such Indemnified Party or Parties apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish such Indemnified Party or Parties with all documents and information that such Indemnified Party or Parties shall reasonably request and shall consult with such Indemnified Party or Parties prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, such Indemnified Party or Parties shall at all times have the right to participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Indemnifying Party or Parties and the Indemnified Party or Parties and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the reasonable expense of separate counsel for such Indemnified Party or Parties shall be paid by the Indemnifying Party or Parties. If no such notice of intent to dispute and defend is given within the applicable term as referred to above by the Indemnifying Party or Parties, or if such diligent good faith defense is not being or ceases to be conducted, such Indemnified Party or Parties shall, at the expense of the Indemnifying Party or Parties, undertake the defense of (with counsel selected by such Indemnified Party or Parties), and shall have the right to compromise or settle, such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the Indemnifying Party or Parties, then such Indemnified Party or Parties shall make available all information and assistance that the Indemnifying Party or Parties may reasonably request and shall cooperate with the Indemnifying Party or Parties in such defense.

     7.6. Right of Offset. In the event the Purchasers notify the Sellers of a good faith specific indemnifiable claim pursuant to this Article 7, the Purchasers may set-off and retain until final resolution of such claim the reasonable amount of such claim against amounts received in respect of the Remaining Litigation that would otherwise be remitted to the Sellers as provided in Section 5.16. If the Sellers indemnify the Purchasers with respect to such claim prior to its final resolution, the Purchasers shall immediately following receipt of such indemnification remit to the Sellers from the amount set-off an amount equal to the indemnification payment. If upon final resolution of such claim, the final amount payable to the Purchasers with respect to such claim (net of any prior indemnification payments) is greater than or equal to the amount set-off pursuant to this Section 7.6, the Purchasers shall be entitled to retain the entire amount set-off pursuant to this Section 7.6. If upon final resolution of such claim, the final amount payable to the Purchasers with respect to such claim (net of any prior indemnification payments) is less than the amount set-off pursuant to this Section 7.6, the Purchasers shall remit to the Sellers pursuant to the written instructions of the Sellers the difference between the amount set-off and the amount of such claim as finally determined. Any amounts set-off as herein provided shall be deemed to have been remitted to the Sellers for all purposes of this Agreement. The right of the Purchasers to set-off and recoup amounts payable by the Sellers is in addition to, and not in lieu of, any other rights the Purchasers may have at law, in equity, under the terms of this Agreement or otherwise with respect to recovering such amounts from the Sellers.

     7.7 Adjustment to Acquisition Consideration. Any payment made pursuant to this Article 7 shall be treated by the parties as an adjustment to the Acquisition Consideration for all Tax purposes.

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:

          (a) by mutual agreement of all of the Sellers and the Purchasers;

          (b) by the Purchasers or all of the Sellers if: (i) the Closing has not occurred before 5:00 p.m. (Eastern Time) on April 28, 2005 (provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure, or the failure of any of such party’s Subsidiaries or Affiliates, to fulfill any obligation hereunder has been the cause of, or resulted in the failure of the Closing to occur on or before such date); (ii) there shall be a final nonappealable Order of a federal or state court in effect preventing consummation of the Acquisition; or (iii) there shall be any Law or Order enacted, promulgated or issued by any Governmental or Regulatory Authority that would make consummation of the Acquisition illegal;

          (c) by the Purchasers if there shall be any Law or Order enacted, promulgated or issued or deemed applicable to the Acquisition, by any Governmental or Regulatory Authority, which would: (i) prohibit the Purchasers’ ownership of the Company, (ii) compel the Purchasers to dispose of or hold separate all or any portion of the Acquired Assets of the Company as a result of the Acquisition or (iii) deny the Purchasers the benefit of any portion of the Tax Credits;

          (d) by the Purchasers if neither of them is in material breach of its respective representations, warranties, covenants and agreements under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company that results in a Material Adverse Effect on the Company and (i) the Company is not using its commercially reasonable efforts to cure such breach, or has not cured such breach within fifteen (15) days, after notice of such breach to the Company (provided, however, that, no cure period shall be available for a breach which by its nature cannot be cured) and (ii) as a result of such breach any of the conditions set forth in Section 6.1 or Section 6.3, as the case may be, would not be satisfied as of the date specified in Section 8.1(b)(i); and

          (e) by the Sellers if neither of them is in material breach of its representations, warranties, covenants and agreements under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of either Purchaser that results in a Material Adverse Effect on either Purchaser and (i) the Purchasers are not using their commercially reasonable efforts to cure such breach, or have not cured such breach within fifteen (15) days, after notice of such breach to the Purchasers (provided, however, that no cure period shall be available for a breach which by its nature cannot be cured), and (ii) as a result of such breach any of the conditions set forth in Section 6.1 or Section 6.2, as the case may be, would not be satisfied as of the date specified in Section 8.1(b)(i).

     8.2 Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Purchasers, the Sellers or the Company, or their respective officers, managers or partners or members or Affiliates or Associates; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 5.2, 5.3, 5.4 and 8.2, Article 9 (exclusive of Section 9.3) and the applicable definitions set forth in Article 10 shall remain in full force and effect and survive any termination of this Agreement.

     8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     8.4 Extension; Waiver. At any time prior to the Closing, the Purchasers and the Sellers may (but shall not be obligated to), to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 9
MISCELLANEOUS PROVISIONS

     9.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission against facsimile confirmation or mailed by a nationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to the Purchasers to:

Comunicaciones Nextel de Mexico, S.A. de C. V.
Blvd. Manuel Avila Camacho No. 36 Piso 9
Colonia Lomas de Chapultepec, C.P. 11000
México, D.F.
Facsimile No.: 10184010 Ext. 3619
Attn: Antonio Garza Cánovas

Vice President and General Counsel

Servicios NII, S.A. de C.V.
Blvd. Manuel Avila Camacho No. 36 Piso 9
Colonia Lomas de Chapultepec, C.P. 11000
México, D.F.
Facsimile No.: 10.18.40.10 Ext. 3619
Attn: Antonio Garza Cánovas

Vice President and General Counsel

with a copy (which shall not constitute notice) to:

Williams Mullen
1666 K Street, N.W.
Suite 1200
Washington, D.C. 20006
Facsimile No.: 202.293.5939
Attn: James A. Blalock III, Esq.

If to the Company:

AOL Mexico, S. de R.L. de C.V.
Torre Esmeralda II
Blvd. Manuel Avila Camacho 36
Lomas de Chapultepec
11000 Mexico, DF Mexico
Facsimile No.: 525.284.6895
Attn: General Manager

with a copy, if prior to the Closing, to the Sellers (which shall not constitute notice)

If to the Sellers:

American Online Latin America, Inc.
6600 N. Andrew Ave., Suite 400
Fort Lauderdale, FL 33309 USA
Facsimile No.: (954) 233-1811
Attn: General Counsel

Latin America QuotaHolder, LLC
6600 N. Andrew Ave., Suite 400
Fort Lauderdale, FL 33309 USA
Facsimile No.: (954) 233-1811
Attn: General Counsel

with a copy (which shall not constitute notice) to:

Baker & Hostetler LLP
3200 National City Center
1900 East 9th Street
Cleveland, Ohio 44114-3485 USA
Facsimile No.: (216) 696-0740
Attn: John M. Gherlein, Esq.

All such notices, requests and other communications under this Agreement shall be in English and will (a) if delivered personally to the address as provided in this Section 9.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 9.1, be deemed given upon facsimile confirmation, and (c) if delivered by overnight courier to the address as provided in this Section 9.1, be deemed given on the earlier of the second Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

     9.2 Entire Agreement. This Agreement (including the Exhibits hereto and the Company Disclosure Schedule) constitutes the entire Agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (including specifically, without limitation, the Summary of Indicative Terms and Conditions dated October 22, 2004 by and between the Sellers and the Purchasers), except for the Confidentiality Agreement (which shall continue in full force and effect and shall survive any termination of this Agreement or the

Closing in accordance with their terms, and shall be deemed to have the same effect on construction or interpretation of this Agreement as if set forth herein).

     9.3 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

     9.4 Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Article 7. Notwithstanding the foregoing, the restrictions on use, transfer and disclosure of the Customer Information set forth in Section 5.13 are intended to benefit any Person who purchases the business of AOL S. DE R.L. DE C.V., and such Person shall have the right to enforce the restrictions set forth in that Section.

     9.5 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void; provided, however, that each Seller shall be permitted to assign this Agreement and its rights, interests and obligations hereunder to any purchaser of its business as long as such Seller remains jointly and severally liable with such Purchaser under this Agreement. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     9.6 Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     9.7 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this

Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     9.8 Governing Law, Submission to Jurisdiction. This Agreement and any other closing documents shall be governed by and construed in accordance with the laws of Mexico, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of the laws of Mexico. Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought and determined by either a state court or federal court sitting in the State of New York and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counter claim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.8, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     9.9 WAIVER OF TRIAL BY JURY. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

     9.10 Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

     9.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     9.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Notwithstanding Section 9.8, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction or Mexico (as applicable), this being in addition to any other remedy to which they are entitled at law or in equity. Nothing in Article 7 shall be construed or interpreted to limit this Section 9.12.

ARTICLE 10
DEFINITIONS

     10.1 Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:

          “Accounts Receivable” is defined in Section 2.19 hereof.

          “Acquired Assets” is defined in Section 2.16 hereof.

          “Acquisition” is defined in Section of the Recitals to this Agreement.

          “Acquisition Consideration” is defined in Section 1.3 hereof.

          “Actions or Proceedings” means any action, suit, complaint, subpoena, petition, investigation, proceeding, arbitration, mediation, litigation or Governmental or Regulatory Authority investigation, audit, document request or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental or Regulatory Authority.

          “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

          “Agreement” means this Equity Purchase Agreement, including (unless the context otherwise requires) the Exhibits, the Company Disclosure Schedule and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

          “Approval” means any approval, authorization, consent, novation, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

          “Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible,

whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles (including rights under Contracts), real estate, equipment, inventory, goods and intellectual property.

          “Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

          “Books and Records” means files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including, without limitation, financial statements, Tax Returns and related work papers and letters from accountants, general ledgers, minute books, partners registry, capital variations books, equity transfer ledgers, equity certificates and books, Contracts, and licenses, excluding, however, in all cases any materials that contain any confidential information of any third party (other than the Company) that is restricted by agreement or applicable law from being disclosed to the Purchaser and/or Persons.

          “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the Federal District of Mexico are authorized or obligated to close.

          “Business or Condition of the Company” means the business, condition (financial or otherwise), results of operations or Assets of the Company, considered in the aggregate.

          “Closing” is defined in Section 1.2 hereof.

          “Closing Date” is defined in Section 1.2 hereof.

          “Company” is defined in the opening paragraph of this Agreement.

          “Company Equity Interests” is defined in Section 2.3(a) hereof.

          “Company Disclosure Schedule” means the schedules delivered to the Purchaser by or on behalf of the Company in connection with the execution of this Agreement, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein in connection with the representations and warranties made by the Company in Article 2 or otherwise.

          “Company Financials” is defined in Section 2.7 hereof.

          “Company Financials Date” is defined in Section 2.9 hereof.

          “Company Options” means any Option to purchase or otherwise acquire a participation in the equity capital of the Company.

          “Confidential Information” means all information, whether provided before or after the date hereof, relating to the business or affairs of a Disclosing Party and its Affiliates and its suppliers, in any form whatsoever whether in writing, oral, machine readable form, or through access to the Disclosing Party’s premises, including without limitation technical or non-technical data, software (whether in object or source code form), formulae, tools, patterns, plans, compilations, programs, devices, methods, techniques, drawings, processes, financial data, lists of actual or potential end customers or suppliers, marketing plans and business strategies, and also means and includes the terms and conditions of this Agreement. Information disclosed by the Disclosing Party need not be marked “Confidential” to be considered Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include (i) information that becomes generally available to the public other than as a result of unauthorized disclosure by the receiving party (“Receiving Party”) or persons to whom the Receiving Party has made such information available and (ii) information that was available to the Receiving Party on a non-confidential basis prior to receipt from the Disclosing Party or is received thereafter from a third party lawfully entitled to such information without continuing restrictions on use.

          “Contract” means any note, bond, mortgage, contract, license, lease, sublease, agreement, covenant, indenture or other binding commitment, oral or written.

          “Customer Information” is defined in Section 2.18 hereof.

          “Disclosing Party” is defined in Section 5.2 hereof.

          “Dispute Notice” is defined in Section 7.5(b) hereof.

          “Equity Equivalents” means securities (including Options to purchase any Company Equity Interest) which, by their terms, are or may be exercisable, convertible or exchangeable for or into an equity participation or other securities at the election of the holder thereof.

          “Expiration Date” is defined in Section 7.1 hereof.

          “GAAP” means, with respect to the preparation, determination or calculation of any financial information, generally accepted accounting principles in Mexico, as in effect at the time of such preparation, determination or calculation.

          “Governmental or Regulatory Authority” means any court, tribunal, authority, agency, bureau, board, commission, department, official or other instrumentality of Mexico, the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

          “Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases classified as such under GAAP and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

          “Indemnified Party” is defined in Section 7.5 hereof.

          “Indemnifying Party” is defined in Section 7.5 hereof.

          “Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets.

          “Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in Mexico, the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

          “Liabilities” means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

          “Liens” means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for (i) any restrictions on transfer generally arising under any applicable federal or state securities law and (ii) preemptive rights of the Sellers pursuant to the bylaws of the Company and applicable Laws in Mexico.

          “Losses” is defined in Section 7.2.

          “Material Adverse Effect” means, with respect to the Company, a material adverse effect on the Tax Credits or the Acquired Assets and means, with respect to the Sellers or the Purchasers, a material adverse effect on the ability of such party to consummate the transactions contemplated hereby.

          “Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity, income or election of directors or managers, as applicable, of such Person.

          “Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

          “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

          “Plan” means (a) each of the employee benefit plans of the Company and (b) any employment, severance or other arrangement or policy of the Company or any of its Affiliates (whether written or oral) providing for health, life, vision or dental insurance coverage (including self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, fringe benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits to the Company’s employees.

          “Purchaser” and “Purchasers” are defined in the opening paragraph to this Agreement.

          “Purchaser Indemnified Party” and “Purchaser Indemnified Parties” are defined in Section 7.2 hereof.

          “Receiving Party” is defined in Section 5.2 hereof.

          “Release” is defined in Section 5.12 hereof.

          “Remaining Litigation” shall mean the judicial or administrative procedures initiated by or against the Company and described in Section 5.16 of the Company Disclosure Schedule.

          “Seller” and “Sellers” are defined in the opening paragraph to this Agreement.

          “Seller Indemnified Party” and “Seller Indemnified Parties” are defined in Section 7.3 hereof.

          “Subsidiary” means, with respect to any Person, any other Person in which such Person, directly or indirectly, through third parties or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest in, or the voting control of, or otherwise the faculty to control, such other Person, whether or not existing on the date hereof.

          “Tax” or “Taxes” means (a) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (b) any Liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) as a result of any express or implied obligation to indemnify any other Person.

          “Tax Credits” means all accumulated past and present tax credits and/or benefits accrued for any period prior to the Closing Date to which the Company is entitled under or pursuant to any tax statute, regulation or ruling applicable to the Company, which are specified in the Company Financials with respect to periods ending on or prior to December 31, 2004.

          “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          “Threshold” is defined in Section 7.4(a) hereof.

     10.2 Construction.

          (a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and the neuter, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of the Company, (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (vii) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When used herein, the terms “party” or “parties” refer to the Purchaser, on the one hand, and the Company (prior to the Closing) and the Sellers, on the other, and the terms “third party” or “third parties” refers to Persons other than the Purchasers, the Company or the Sellers.

          (b) When used herein, the phrase “to the knowledge of” any Person or “known to” any Person, means (i) with respect to any Person who is an individual, the actual knowledge of such Person and (ii) with respect to any other Person, the actual knowledge of the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as the officers and senior management of such Person.

     IN WITNESS WHEREOF, the Purchasers, the Company and the Sellers, have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

COMUNICACIONES NEXTEL DE MEXICO, S.A. DE C.V.
By:	/s/ Maria Cristina Pena Tellez
	Name:	Maria Cristina Pena Tellez
	Title:	Chief Financial Officer

By:	/s/ Antonio Garza Canovas
	Name:	Antonio Garza Canovas
	Title:	Vice President and General Counsel

SERVICIOS NII, S.A. DE C.V.
By:	/s/ Maria Cristina Pena Tellez
	Name:	Maria Cristina Pena Tellez
	Title:	Chief Financial Officer

By:	/s/ Antonio Garza Canovas
	Name:	Antonio Garza Canovas
	Title:	Vice President and General Counsel

AOL MEXICO, S. DE R.L. DE C.V.
By:	/s/ Eduardo Escalante
	Name:	Eduardo Escalante
	Title:	President

AMERICA ONLINE LATIN AMERICA, INC.
By:	/s/ Paulo Moledo
	Name:	Paulo Moledo
	Title:	Controller and Treasurer

LATIN AMERICA QUOTAHOLDER, LLC
By:	/s/ Paulo Moledo
	Name:	Paulo Moledo
	Title:	Manager

EXHIBITS AND COMPANY DISCLOSURE SCHEDULE

Exhibits

Exhibit A	Form of Release for Company and Sellers
Exhibit B	Form of Agency Agreement

Company Disclosure Schedule

Section 1.1	Outstanding Company Equity Interests
Section 1.3	Acquisition Consideration
Section 2.3(b)	Sellers
Section 2.5	Managers and Officers
Section 2.7	Company Financials
Section 2.10	Material Liabilities
Section 2.12	Legal Proceedings
Section 2.16	Acquired Assets
Section 2.17	Contracts
Section 2.23(b)	Other Approvals
Section 2.23(c)	Approvals of Company Ownership of the Acquired Assets by
Governmental and Regulatory Authorities
Section 5.16	Remaining Litigation

EXHIBIT A

Form of Release for Company and Sellers

EXHIBIT B

Form of Agency Agreement